Exhibit 99.1

Marketing Specialists Corporation 17855 Dallas Parkway, Suite 200 Street Dallas, TX 75287 (Nasdaq/NMS: MKSP)

AT THE COMPANY Gerald Leonard, President & Chief Executive Officer (781) 828-4800 Randall Oxford, Media Relations (972) 349-6580	AT THE FINANCIAL RELATIONS BOARD Analyst Info: Steve Martini General Info: Paula Schwartz Media Info: Judith Sylk Siegel (212) 661-8030

FOR IMMEDIATE RELEASE

DATE:  April 26, 2000

MARKETING SPECIALISTS SHIFTS TRADING
TO THE NASDAQ SMALLCAP MARKET

          Dallas, TX... April 26, 2000 - Marketing Specialists Corporation (Nasdaq/NMS:MKSP), a leading provider of outsourced sales and marketing services to manufacturers, suppliers and producers of food products and consumer goods, today announced that, effective with the opening of business April 27, 2000, the Company's common stock will begin trading on the Nasdaq SmallCap Market. Marketing Specialists' common stock will continue to be listed under the symbol MKSP.

          The Company noted that the Nasdaq SmallCap Market offers both the Company and its present and prospective shareholders transaction data similar to that reported by the Nasdaq National Markets, including bid and asked prices, last-sale prices and volume information.

          Based in Dallas, Texas, Marketing Specialists Corporation provides outsourced sales, marketing and merchandising services to manufacturers of food and other consumer products. With more than 6,000 associates in 65 branch offices throughout the United States, the Company is one of the two largest food brokers in the United States.

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